Exhibit 3

Joint Filing Agreement

Each of the undersigned hereby agrees that the Schedule 13D/A filed herewith is filed jointly on behalf of each of them pursuant to rule 13d-1(k) under the Act.

Signature

After reasonable inquiry and to the best of all the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: September 29, 2003

DIGITAL PRODUCTION SOLUTIONS, INC.

By:	/s/ Morris Berger
Name: Morris Berger
Title: President

IDT MEDIA, INC.

By:	/s/ Mitchell Burg
Name: Mitchell Burg
Title: Chief Executive Officer

IDT CORPORATION

By:	/s/ James A. Courter
Name: James A. Courter
Title: Chief Executive Officer, Vice Chairman of the Board and Director

/s/ Howard S. Jonas
Howard S. Jonas